Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR 6:00 AM EST RELEASE
Date: March 4, 2009

Double Eagle Petroleum Co. Reports Fourth Quarter and Year 2008 Operating Results

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company achieved record annual production for the year ended December 31, 2008 of 6.7 Bcfe, an increase of 123% over 2007 production of 3.0 Bcfe. The fourth quarter production in 2008 was 2.4 Bcfe, an increase of 230% over the fourth quarter 2007 production. The increase was driven primarily by the Company’s operated Catalina Unit in the Atlantic Rim of Wyoming and its interest in the Pinedale Anticline non-operated properties.

2008 Year-end Proved Reserves Update

At December 31, 2008, the Company’s proved reserves estimated by its independent reserve engineers were 88.9 Bcfe, compared to 73.7 Bcfe as of December 31, 2007. This reflects (i) net proved reserve additions of 26.6 Bcfe or 36% and (ii) an increase of 21% in proved reserves (year over year) after a reduction of 2008 production of 6.7 Bcfe. The 2008 reserve additions are 4 times the 2008 production.

This increase in estimated proved reserves is due to (i) adding proved reserves in the Company operated Catalina unit and the non-operated Mesa Units in the Pinedale Anticline and (ii) a decline in proved reserves for the non-operated properties in the Atlantic Rim resulting in part to declines in year-end oil and gas prices. As required by current SEC reporting rules, proved reserve estimated volumes and PV-10 values are calculated using prices on December 31, 2008. The average price utilized in the estimation of the December 31, 2008 proved reserves was $4.51 per Mmcfe versus $5.99 per Mmcfe at December 31, 2007.

In accordance with SEC guidelines, reserve estimates of the Company do not include probable or possible reserves.

Update of 2008 Drilling Results

As part of the Company’s 2008 development program, the Company drilled 24 production wells and six injection wells in the Catalina Unit in the Atlantic Rim. As of December 31, 2008, the Company had five of the new wells on production. One of the wells was determined to be a developmental dry hole and was plugged and abandoned. The Company expects to have the remaining 18 wells completed and available for production in the first quarter of 2009.

At the non-operated Sun Dog and Doty Mountain Units in the Atlantic Rim, the Company participated in the drilling of approximately 65 new production wells as part of the 2008 drilling program. These wells are expected to be completed and on production in the first six months of 2009.

In the Pinedale Anticline, the Company participated in the drilling of 24 new production wells and these wells are expected to begin production in 2009.

Liquidity

At December 31, 2008, the Company had $24.6 million outstanding on its letter of credit, which had a $35 million borrowing base. Net working capital was a negative $6.3 million and was due to increased costs associated with the 2008 well construction, accelerated billings from our non-operated properties and a decrease in gas prices during the fourth quarter of 2008. As announced on March 3, 2009, the Company signed a new credit agreement with its lenders providing an increase in the credit facility of 50% from $50 million to $75 million and an increase in the borrowing base of 28% from $35 million to $45 million. The credit agreement consists of a $40 million revolving credit line and a $5 million term loan. The $40 million revolving credit line matures on July 31, 2010 and the $5 million term loan will mature on July 31, 2009. This new facility is expected, together with cash flows from operations, to provide the Company with the necessary funding for its current operations and capital expenditures during 2009.

2009 Capital Expenditure Guidance

The Company estimates that its 2009 full-year capital budget will be between $10 -$20 million. The Company will focus on enhancing production from our current producing wells in the Atlantic Rim and drilling new development wells in the Pinedale Anticline and Waltman area of the Wind River Basin. The Company will continually evaluate the market and should conditions change the Company may modify its capital budget accordingly.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us